Exhibit 99.1

Cardinal Health Provides Medical Segment Fiscal Year 2022 Financial Update

DUBLIN, Ohio, January 10, 2022 - Cardinal Health (NYSE: CAH) today provided a fiscal year 2022 financial update for the Medical segment. The company now expects additional inflationary impacts and lower volumes resulting primarily from global supply chain constraints, and a lower-than-expected offset from pricing actions. The company estimates this incremental impact will be approximately $150 million to $175 million to fiscal year 2022 Medical segment profit and approximately $0.40 to $0.45 per share to non-GAAP diluted EPS. Excluding this impact to the Medical segment and non-GAAP diluted EPS, the company’s other financial expectations1 for fiscal year 2022 remain unchanged.

Cardinal Health continues to take actions to drive performance in the Medical segment, including: simplifying its operating model, evolving its commercial contracting strategies and driving mix, and making investments in its growth businesses. Additionally, the company reaffirms its previously announced long-term financial targets, expense reduction initiatives, and capital deployment priorities.

Cardinal Health will present at the 40th Annual J.P. Morgan Healthcare Conference today, January 10, 2022 at 10:30 a.m. Eastern. The presentation will be followed by a Q&A session with Mike Kaufmann, chief executive officer, and Jason Hollar, chief financial officer, and will include comments related to this update.

To listen to a live webcast of this event, please visit the Investor Relations page at ir.cardinalhealth.com.

The company is currently analyzing how this financial update to the Medical segment may impact other components of its second quarter GAAP financial statements, including goodwill. The financial update is based on preliminary results and remains subject to completion of the company’s standard quarter-end closing procedures.

The company plans to release its second-quarter fiscal year 2022 financial results on February 3 prior to the opening of trading on the New York Stock Exchange. The company will webcast a discussion of these results beginning at 8:30 a.m. Eastern.

The company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. See "Use of Non-GAAP Measures" following the attached schedules for additional explanation.

About Cardinal Health
Cardinal Health is a distributor of pharmaceuticals, a global manufacturer and distributor of medical and laboratory products, and a provider of performance and data solutions for health care facilities. With 50 years in business, operations in more than 30 countries and approximately 44,000 employees globally, Cardinal Health is essential to care. Information about Cardinal Health is available at cardinalhealth.com.

Contacts
Media: Erich Timmerman, Erich.Timmerman@cardinalhealth.com and 847.887.1487
Investors: Kevin Moran, Kevin.Moran@cardinalhealth.com and 614.757.7942

1 This includes our previously announced fiscal year 2022 expectations for Interest & Other Expense, Non-GAAP effective tax rate, diluted weighted average shares outstanding, capital expenditures, Pharmaceutical segment revenue, and Pharmaceutical segment profit

GAAP refers to U.S. generally accepted accounting principles. This news release includes GAAP financial measures as well as non-GAAP financial measures, which are financial measures not calculated in accordance with GAAP. See "Use of Non-GAAP Measures" following the attached schedules for definitions of the non-GAAP financial measures presented in this news release and see the attached schedules for reconciliations of the differences between the non-GAAP financial measures and their most directly comparable GAAP financial measures.
Cardinal Health uses its website as a channel of distribution for material company information. Important information, including news releases, financial information, earnings and analyst presentations, and information about upcoming presentations and events is routinely posted and accessible on the Investor Relations page at ir.cardinalhealth.com. In addition, the website allows investors and other interested persons to sign up automatically to receive email alerts when the company posts news releases, SEC filings and certain other information on its website.

Cautions Concerning Forward-Looking Statements
This release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," “will," "should," "could," "would," "project," "continue, "likely," and similar expressions, and include statements reflecting future results or guidance, statements of outlook and various accruals and estimates. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include risks arising from the ongoing COVID-19 pandemic and our critical role in the global healthcare supply chain, including our ability to recoup or mitigate cost increases and inflation, including costs to source certain personal protective or other equipment, increased costs for transportation, shipping, freight and commodities, reduced price or demand for certain products, which may result in additional inventory reserves, possible workforce issues resulting from COVID-19 vaccine mandates and the possible impact of disruptions of our distribution or manufacturing facilities; the possibility that our Medical unit goodwill could be impaired due to the decreased outlook for Medical segment profit or possible unfavorable changes in the U.S. statutory tax rate; competitive pressures in Cardinal Health's various lines of business; the performance of our generics program, including the amount or rate of generic deflation and our ability to offset generic deflation and maintain other financial and strategic benefits through our generic sourcing venture with CVS Health; risks associated with the distribution of opioids, including the financial impact associated with the proposed settlement agreement and process we have negotiated with governmental authorities, including the risk that we may fail to reach a final settlement agreement or that a significant number of states and subdivisions may not agree to sign on the proposed settlement agreement, the risk that challenges to our plans to take tax deductions for opioid-related losses could adversely impact our financial results and risks arising from the Department of Justice investigation which we believe concerns our anti-diversion program; risks associated with the manufacture and sourcing of certain products, including risks related to our ability and the ability of third-party manufacturers to comply with applicable regulations; our ability to manage uncertainties associated with the pricing of branded pharmaceuticals; and risks associated with our cost savings initiatives including the possibility that they could fail to achieve the intended results. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This release reflects management’s views as of January 10, 2022. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement. Forward-looking statements are aspirational and not guarantees or promises that goals, targets or projections will be met, and no assurance can be given that any commitment, expectation, initiative or plan in this report can or will be achieved or completed. Cardinal Health provides definitions and reconciliations of non-GAAP financial measures and their most directly comparable GAAP financial measures at ir.cardinalhealth.com.